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                                                                    EXHIBIT 8(Z)

                          FUND PARTICIPATION AGREEMENT

This Agreement is entered into as of the 1st day of March, 2005, between Merrill Lynch Life Insurance Company, a life insurance company organized under the laws of the State of Arkansas ("Insurance Company"), and Dreyfus Variable Investment Fund (the "Fund") and The Dreyfus Corporation ("TDC").

                                    ARTICLE I
                                   DEFINITIONS

1.1      "Act" shall mean the Investment Company Act of 1940, as amended.

1.2 "Board" shall mean the Board of Directors or Trustees, as the case may be, of a Fund, which has the responsibility for management and control of the Fund.

1.3 "Business Day" shall mean any day for which a Fund calculates net asset value per Share (as defined below) as described in the Fund's Prospectus.

1.4      "Commission" shall mean the Securities and Exchange Commission.

1.5 "Contract" shall mean a variable annuity or variable life insurance contract that uses any Participating Fund (as defined below) as an underlying investment medium. Individuals who participate under a group Contract are "Participants."

1.6 "Contractholder" shall mean any entity that is a party to a Contract with a Participating Company (as defined below).

1.7 "Disinterested Board Members" shall mean those members of the Board of a Fund that are not deemed to be "interested persons" of the Fund, as defined by the Act.

1.8 "Dreyfus" or "TDC" shall mean The Dreyfus Corporation and its affiliates, including Dreyfus Service Corporation.

1.9 "Insurance Company's General Account(s)" shall mean the general account(s) of Insurance Company and its affiliates that invest in Shares (as defined below) of a Participating Fund.

1.10 "Participating Companies" shall mean any insurance company (including Insurance Company) that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with one or more of the Funds.
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1.11     "Participating Fund" shall mean each Fund, including, as applicable, any series thereof, specified in Exhibit A, as such Exhibit may be amended from time to time by agreement of the parties hereto, the Shares (as defined below) of which are available to serve as the underlying investment medium for the aforesaid Contracts.

1.12 "Prospectus" shall mean the current prospectus and statement of additional information of a Fund, relating to its Shares (as defined below), as most recently filed with the Commission.

1.13 "Separate Account" shall mean Merrill Lynch Life Variable Annuity Separate Account A, a separate account established by Insurance Company in accordance with the laws of the State of Arkansas.

1.14 "Shares" shall mean (i) each class of shares of a Participating Fund set forth on Exhibit A next to the name of such Participating Fund, as such Exhibit may be revised from time to time, or (ii) if no class of shares is set forth on Exhibit A next to the name of such Participating Fund, the shares of the Participating Fund.

1.15 "Software Program" shall mean the software program used by a Fund for providing Fund and account balance information including net asset value per Share. Such Program may include the Lion System. In situations where the Lion System or any other Software Program used by a Fund is not available, such information may be provided by telephone. The Lion System shall be provided to Insurance Company at no charge.

                                   ARTICLE II
                                 REPRESENTATIONS

2.1 Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established the Separate Account pursuant to the insurance laws of the State of Arkansas and the regulations thereunder for the purpose of offering to the public certain individual and group variable annuity and variable life insurance contracts; (c) it has registered the Separate Account as a unit investment trust under the Act to serve as the segregated investment account for the Contracts, or alternatively has not registered the Separate Account in proper reliance upon an exclusion from registration under the Act; and
         (d) subject to Sections 2.5 and 2.7, the Separate Account is eligible to invest in Shares of each Participating Fund without such investment disqualifying any Participating Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts.

2.2 Insurance Company represents and warrants that (a) the Contracts will be described in a registration statement filed under the Securities Act of 1933, as


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         amended ("1933 Act"), or alternatively not described in such a registration statement because the Contracts are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act; (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurance Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states to the extent required by state laws, rules or regulations. Insurance Company agrees to notify each Participating Fund promptly of any investment restrictions imposed by state insurance law and applicable to the Participating Fund.

2.3 Insurance Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company represents and warrants that the assets of the Separate Account are and will be kept separate from Insurance Company's General Account and any other separate accounts Insurance Company may have, although Insurance Company may transfer Separate Account assets to another separate account pursuant to a combination or otherwise and, if Separate Account assets exceed the required reserves and liabilities, Insurance Company may transfer the excess to Insurance Company's General Account. Insurance Company further represents and warrants that the assets of the Separate Account, to the extent of its reserves and liabilities, will not be charged with liabilities arising from any business that Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.

2.4 Each Participating Fund represents and warrants that it is and will remain registered with the Commission under the Act as an open-end, management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Participating Fund to operate and offer its Shares as an underlying investment medium for Participating Companies. Each Participating Fund represents and warrants that Shares sold pursuant to this Agreement will be registered under the 1933 Act, duly authorized for issuance, and sold in compliance with applicable state and federal securities laws. Each Participating Fund shall amend the registration statement for its Shares under the 1933 Act and the Act from time to time as required in order to effect the continuous offering of its Shares.

2.5 Each Participating Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify


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         Insurance Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6 Subject to Sections 2.5 and 2.7, Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify each Participating Fund and Dreyfus immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is a "modified endowment contract," as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract (or policy).

2.7 Each Participating Fund represents and warrants that its assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code and Treasury Regulation 1.817-5, and any Treasury interpretations thereof. In the event of a breach of this
         Section 2.7 by a Participating Fund, it will (a) take all reasonable steps to notify Insurance Company of such breach and (b) immediately take all necessary steps to adequately diversify the Participating Fund so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

2.8 Insurance Company agrees that each Participating Fund shall be permitted (subject to the other terms of this Agreement) to make its shares available to other Participating Companies and Contractholders.

2.9 Each Participating Fund represents and warrants that any of its directors, trustees, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Participating Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10 Insurance Company represents and warrants that all of its employees and agents who deal with the money and/or securities of each Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to be maintained by the Participating Fund. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11 Each Participating Fund represents that it will comply with any applicable state insurance laws and regulations, as provided in writing by Insurance Company to the Participating Fund, including the furnishing of information not otherwise available to Insurance Company which is required by state insurance law


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         to enable Insurance Company to obtain the authority needed to issue the
         Contracts in any applicable state and including cooperating with Insurance Company in any filings of sales literature for the Contracts.

2.12 The Fund represents that it is lawfully organized and validly existing under the laws of the State of New York and that it does and will comply in all material respects with the Act.

                                   ARTICLE III
                                   FUND SHARES

3.1 The Contracts funded through the Separate Account will provide for the investment of certain amounts in Shares of each Participating Fund.

3.2 Each Participating Fund agrees to make its Shares available for purchase at the then applicable net asset value per Share by Insurance Company and the Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, each Participating Fund may refuse to sell its Shares to any person, or suspend or terminate the offering of its Shares, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of its Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the Participating Fund's shareholders.

3.3 Each Participating Fund agrees that shares of the Participating Fund will be sold only to (a) Participating Companies and their separate accounts or (b) "qualified pension or retirement plans" as determined under Section 817(h)(4) of the Code. Except as otherwise set forth in this Section 3.3, no shares of any Participating Fund will be sold to the general public.

3.4 Each Participating Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information on a per Share basis to Insurance Company by 6:00 p.m. Eastern time on each Business Day, and shall calculate such closing net asset value in accordance with the Participating Fund's Prospectus. Any material errors in the calculation or reporting of net asset value, dividend and capital gain information shall be reported immediately upon discovery to Insurance Company. In such event Insurance Company shall be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct closing net asset value per Share and the Participating Fund shall bear the cost of correcting such errors. Non-material errors will be corrected in the next Business Day's net asset value per Share.

3.5 At the end of each Business Day, Insurance Company will use the information described in Sections 3.2 and 3.4 to calculate the unit values of the Separate Account for the day. Using this unit value, Insurance Company will process the day's Separate Account transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to


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         determine the net dollar amount of the Shares of each Participating
         Fund that will be purchased or redeemed at that day's closing net asset value per Share. The net purchase or redemption orders will be transmitted to each Participating Fund by Insurance Company by 11:00 a.m. Eastern time on the Business Day next following Insurance Company's receipt of that information. Subject to Sections 3.6 and 3.8, all purchase and redemption orders for Insurance Company's General Accounts shall be effected at the net asset value per Share of each Participating Fund next calculated after receipt of the order by the Participating Fund or its Transfer Agent.

3.6 Each Participating Fund appoints Insurance Company as its agent for the limited purpose of accepting orders for the purchase and redemption of Shares of the Participating Fund for the Separate Account. Each Participating Fund will execute orders at the applicable net asset value per Share determined as of the close of trading on the day of receipt of such orders by Insurance Company acting as agent ("effective trade date"), provided that the Participating Fund receives notice of such orders by 11:00 a.m. Eastern time on the next following Business Day and, if such orders request the purchase of Shares of the Participating Fund, the conditions specified in Section 3.8, as applicable, are satisfied. A redemption or purchase request that does not satisfy the conditions specified above and in Section 3.8, as applicable, will be effected at the net asset value per Share computed on the Business Day immediately preceding the next following Business Day upon which such conditions have been satisfied in accordance with the requirements of this Section and Section 3.8. Insurance Company represents and warrants that all orders submitted by the Insurance Company for execution on the effective trade date shall represent purchase or redemption orders received from Contractholders prior to the close of trading on the New York Stock Exchange on the effective trade date.

3.7 Insurance Company will make its best efforts to notify each applicable Participating Fund in advance of any purchase or redemption order in excess of $1 million dollars.

3.8 If Insurance Company's order requests the purchase of Shares of a Participating Fund, Insurance Company will pay for such purchases by wiring Federal Funds to the Participating Fund or its designated custodial account on the day the order is transmitted. Insurance Company shall make all reasonable efforts to transmit to the applicable Participating Fund payment in Federal Funds by 4:00 p.m. Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.5 (unless the Participating Fund determines and so advises Insurance Company that sufficient proceeds are available from redemption of Shares effected pursuant to redemption requests tendered by Insurance Company on behalf of the Separate Account). Upon receipt of Federal Funds so wired, such funds shall cease to be the responsibility of Insurance Company and shall become the responsibility of the Participating Fund. Each applicable Participating Fund will execute such orders at the applicable net asset value per Share determined as


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         of the close of trading on the effective trade date if the
         Participating Fund receives payment in Federal Funds by 12:00 midnight Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.5. If payment in Federal Funds for any purchase is not received or is received by a Participating Fund after midnight Eastern time on such Business Day, Insurance Company shall promptly, upon each applicable Participating Fund's request, reimburse the respective Participating Fund for any charges, costs, fees, interest or other expenses incurred by the Participating Fund in connection with any advances to, or borrowings or overdrafts by, the Participating Fund, or any similar expenses incurred by the Participating Fund, as a result of portfolio transactions effected by the Participating Fund based upon such purchase request. If Insurance Company's order requests the redemption of any Shares of a Participating Fund valued at or greater than $1 million dollars, the Participating Fund will wire such amount to Insurance Company within seven days of the order.

3.9 If Insurance Company's order requests the redemption of Shares of a Participating Fund, the Participating Fund will pay for such redemptions by wiring Federal Funds to Insurance Company or its designated custodial account on the day the order is transmitted. The Participating Fund shall make all reasonable efforts to transmit to Insurance Company payment in Federal Funds by 4:00 p.m. Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.5. Upon receipt of Federal Funds so wired, such funds shall cease to be the responsibility of the Participating Fund and shall become the responsibility of Insurance Company.

3.10 Each Participating Fund has the obligation to ensure that its Shares are registered with applicable federal agencies at all times.

3.11 Each Participating Fund will confirm each purchase or redemption order made by Insurance Company. Issuance and transfers of Shares of a Participating Fund will be by book entry only. No share certificates will be issued to Insurance Company or the Separate Account. Insurance Company will record Shares ordered from a Participating Fund in an appropriate ledger for the Separate Account.

3.12 Each Participating Fund shall credit Insurance Company with the appropriate number of Shares.

3.13 On each ex-dividend date of a Participating Fund or, if not a Business Day, on the first Business Day thereafter, each Participating Fund shall communicate to Insurance Company the amount of dividend and capital gain, if any, per Share. All dividends and capital gains shall be automatically reinvested in additional Shares of the applicable Participating Fund at the net asset value per Share on the ex-dividend date. Insurance Company reserves the right, on its behalf and on behalf of the Separate Account, to instead receive all such dividends and capital gain distributions in cash. Each Participating Fund shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter,


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         notify Insurance Company of the number of Shares so issued as payment of such dividends and distributions.

3.14 To the extent that a Separate Account is properly exempt from registration under the Act, at least once annually, at the request of a Participating Fund, or its designee, Insurance Company will certify the amount of purchases and redemptions of fund shares from such Separate Account for the Participating Fund's most recent fiscal year end.

                                   ARTICLE IV
                             STATEMENTS AND REPORTS

4.1 Each Participating Fund shall provide monthly statements of account as of the end of each month for all of Insurance Company's accounts by the fifteenth (15th) Business Day of the following month.

4.2 Each Participating Fund shall distribute to Insurance Company copies of the Prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Participating Fund customarily provides to the holders of its Shares) relating only to the Shares of the Participating Fund(s) listed in Exhibit A in quantities as Insurance Company may reasonably request for distribution to each Contractholder and Participant. Insurance Company may elect to print the Participating Fund's prospectus and/or its statement of additional information in combination with the Contract's prospectus and statement of additional information and/or with other fund companies' prospectuses and statements of additional information, which are also offered in Insurance Company's insurance product at its own cost. At Insurance Company's request, the Participating Fund will provide, in lieu of printed documents, camera-ready copy or diskette of prospectuses, annual and semi-annual reports for printing by the Insurance Company.

4.3 Each Participating Fund will provide to Insurance Company at least one complete copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Participating Fund or its Shares (except for such materials that are designed only for a class of shares of a Participating Fund not offered to the Insurance Company pursuant to this Agreement), promptly after the filing of such document with the Commission or other regulatory authorities.

4.4 Insurance Company will provide to each Participating Fund at least one copy of all registration statements, prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts


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         or the Separate Account, promptly after the filing of such document with the Commission or other regulatory authorities.

4.5 Each Participating Fund's Prospectus will state that the current statement of additional information for the Participating Fund is available, and the Participating Fund, at its expense, will provide a reasonable number of copies of such statement free of charge to Insurance Company for itself and for any owner of a Contract who requests such statement.

4.6 Each Participating Fund will provide Insurance Company with as much notice as is reasonably practicable of any material change in the Participating Fund's registration statement, particularly any change resulting in a change to the registration statement or prospectus for the Separate Account. The Participating Fund will work with Insurance Company so as to enable Insurance Company to make changes to its prospectus or registration statement in an orderly manner. The Participating Fund will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

                                    ARTICLE V
                                    EXPENSES

5.1 The charge to each Participating Fund for all expenses and costs of the Participating Fund, including but not limited to management fees, Rule 12b-1 fees, if any, administrative expenses and legal and regulatory costs, will be included in the determination of the Participating Fund's daily net asset value per Share.

5.2 Except as provided in Article IV and V, in particular in the next sentence, Insurance Company shall not be required to pay directly any expenses of any Participating Fund or expenses relating to the distribution of its Shares. Insurance Company shall pay the following expenses or costs:

                  a. Such amount of the production expenses of any Participating Fund materials, including the cost of printing a Participating Fund's Prospectus, or marketing materials for prospective Insurance Company Contractholders and Participants as Dreyfus and Insurance Company shall agree from time to time.

                  b. Distribution expenses of any Participating Fund materials or marketing materials for prospective Insurance Company Contractholders and Participants.


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                  c. Distribution expenses of any Participating Fund materials or marketing materials for Insurance Company Contractholders and Participants.

         A Participating Fund's principal underwriter may pay Insurance Company, or the broker-dealer acting as principal underwriter for the Insurance Company's Contracts, for distribution and other services related to the Shares of the Participating Fund pursuant to any distribution plan adopted by the Participating Fund in accordance with Rule 12b-1 under the Act, subject to the terms and conditions of an agreement between the Participating Fund's principal underwriter and Insurance Company or the principal underwriter for the Insurance Company's Contracts, as applicable, related to such plan.

         Except as provided herein, all other expenses of each Participating Fund shall not be borne by Insurance Company. Without limiting the foregoing, each Participation Fund shall bear the expense of printing copies of the current prospectus, annual, and semi-annual reports for the Funds that will be distributed to existing Contractholders. Furthermore, each Participating Fund shall bear the expenses for the cost of registration and qualification of the Participating Fund's shares, preparation and filing of the Participating Fund's Prospectus and registration statement, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders, preparation of all statements and notices required by any federal or state law and all taxes on the issuance or transfer of the Participating Fund's shares.

                                   ARTICLE VI
                                EXEMPTIVE RELIEF

6.1 The Fund has provided to Insurance Company, and Insurance Company has reviewed, a copy of the order dated February 5, 1998 of the Commission under Section 6(c) of the Act with respect to Dreyfus Investment Portfolios, and, in particular, has reviewed the conditions to the relief set forth in the Notice. As set forth therein, if Dreyfus Investment Portfolios is a Participating Fund, Insurance Company agrees, as applicable, to report any potential or existing conflicts of which it is aware promptly to the Board of Dreyfus Investment Portfolios, and, in particular, whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. Insurance Company agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in a Participating Fund, the Board shall give prompt notice to all Participating Companies and any other Participating Fund. If the Board determines that Insurance Company is responsible for causing or creating


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         said conflict, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

                  a. Withdrawing the assets allocable to the Separate Account from the Participating Fund and reinvesting such assets in another Participating Fund (if applicable) or a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders; and/or

                  b. Establishing a new registered management investment company or managed separate account.

6.3 If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in a Participating Fund, Insurance Company may be required, at the Board's election, to withdraw the investments of the Separate Account in that Participating Fund.

6.4 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will any Participating Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5 No action by either party taken or omitted pursuant to this Article VI shall relieve that party of its obligations under, or otherwise affect the operation of, Article V.

                                   ARTICLE VII
                       VOTING SHARES OF PARTICIPATING FUND

7.1 Each Participating Fund shall provide Insurance Company with copies, at no cost to Insurance Company, of the Participating Fund's proxy materials, reports to shareholders and other communications to shareholders (except for such materials that are designed only for a class of shares of a Participating Fund not offered to the Insurance Company pursuant to this Agreement) in such quantity as Insurance Company shall reasonably require for distributing to Contractholders or Participants. Each Participating Fund will provide Insurance Company with as much notice as is reasonably practicable of any proxy solicitation. The


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         Participating Fund will work with Insurance Company so as to enable
         Insurance Company to solicit proxies from Contractholders in an orderly manner.

         Insurance Company shall:

                  (a) solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

                  (b) vote the Shares of the Participating Fund in accordance with instructions received from Contractholders or Participants; and

                  (c) vote the Shares of the Participating Fund for which no instructions have been received in the same proportion as Shares of the Participating Fund for which instructions have been received so long as and to the extent that the Commission continues to interpret the Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law.

                  Insurance Company agrees at all times to vote Shares held by Insurance Company's General Account in the same proportion as Shares of the Participating Fund for which instructions have been received from Contractholders or Participants.

7.2 Insurance Company agrees that it shall not, without prior written notice to each applicable Participating Fund and Dreyfus, solicit, induce or encourage Contractholders to (a) change or supplement the Participating Fund's current investment adviser or (b) change, modify, substitute, add to or delete from the current investment media for the Contracts.

                                  ARTICLE VIII

                          MARKETING AND REPRESENTATIONS

8.1 Each Participating Fund or its principal underwriter shall periodically furnish Insurance Company with the following documents relating only to the Shares of the Participating Fund(s) listed in Exhibit A, in quantities as Insurance Company may reasonably request:

         a.       Current Prospectus and any supplements thereto; and

         b.       Other marketing materials.

         Expenses for the production of such documents shall be borne by the Insurance Company in accordance with Section 5.2 of this Agreement.


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8.2      Insurance Company shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company. Insurance Company shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3 Insurance Company shall furnish, or shall cause to be furnished, to each applicable Participating Fund or its designee, each piece of Insurance Company's sales literature or other promotional material in which the Participating Fund, its investment adviser or the administrator is named, at least ten Business Days prior to its use. No such material shall be used unless the Participating Fund or its designee approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within 10 Business Days after receipt of such material. Each Participating Fund or its designee, as the case may be, shall use reasonable efforts to respond within 5 Business Days of receipt.

8.4 Insurance Company shall not give any information or make any representations or statements on behalf of a Participating Fund or concerning a Participating Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus of, as may be amended or supplemented from time to time, or in reports or proxy statements for, the applicable Participating Fund, or in sales literature or other promotional material approved by the applicable Participating Fund, except with the permission of the Participating Fund or its designee in writing.

8.5 Each Participating Fund shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Participating Fund's sales literature or other promotional material in which Insurance Company or the Separate Account is named, at least fifteen Business Days prior to its use. No such material shall be used unless Insurance Company or its designee approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. Insurance Company shall use all reasonable efforts to respond within ten days of receipt.

8.6 Each Participating Fund shall not, in connection with the sale of Shares of the Participating Fund, give any information or make any representations or statements on behalf of Insurance Company or concerning Insurance Company, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account that are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company, except with the permission of Insurance Company or its designee.

8.7 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under NASD rules, the Act or the 1933 Act.

                                   ARTICLE IX
                                 INDEMNIFICATION

9.1 Insurance Company agrees to indemnify and hold harmless each Participating Fund, Dreyfus, and their respective affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of Section 9.1), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or advertisements of the Separate Account or Contracts or contained in information furnished in writing by Insurance Company for use in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the respective Participating Fund) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which the Shares of the respective Participating Fund are an underlying investment; (iii) arise out of the wrongful conduct of Insurance Company or persons under its control with respect to the sale or distribution of the Contracts or the Shares of the respective Participating Fund; (iv) arise out of Insurance Company's incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (v) arise out of any breach by Insurance Company of a material term of this Agreement or as a result of any failure by Insurance Company to provide the services and furnish the materials or to make any payments provided for in this Agreement. Insurance Company will reimburse any legal or other expenses reasonably incurred by any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i) and (ii) above Insurance Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature, or advertisement in conformity with written information furnished to Insurance Company by the respective Participating Fund specifically for use therein. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.

9.2 Each Participating Fund and TDC severally agree to indemnify and hold harmless Insurance Company and each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) to which Insurance Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund or contained in information furnished in writing by the respective Participating Fund for use in the registration statement or prospectus or sales literature or advertisements of the Contracts, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arise out of the wrongful conduct of the respective Participating Fund or persons under its control with respect to the sale or distribution of the Contracts or the Shares of the respective Participating Fund; or (iii) arise out of any breach by a Participating Fund of a material term of this Agreement or as a result of any failure by a Participating Fund to provide the services and furnish the materials or to make any payments provided for in this Agreement (including a failure of a Participating Fund, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Sections 2.5 and 2.7 of this Agreement). The respective Participating Fund will reimburse any legal or other expenses reasonably incurred by Insurance Company or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i) and (ii) above the respective Participating Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature or advertisements in conformity with written information furnished to the respective Participating Fund by Insurance Company specifically for use therein. This indemnity agreement will be in addition to any liability which the respective Participating Fund may otherwise have.

9.3 Each Participating Fund and TDC severally shall indemnify and hold Insurance Company harmless against any and all liability, loss, damages, costs or expenses which Insurance Company may incur, suffer or be required to pay due to the respective Participating Fund's (i) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (ii) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; (iii) untimely calculation of the net asset value, dividend rate or capital gain distribution rate; and (iv) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the respective Participating Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Insurance Company.

9.4 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this
         Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

         A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX. The provisions of this Article IX shall survive termination of this Agreement.

9.5 The Indemnified Parties will promptly notify Insurance Company of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Fund Shares or the Contract or the operation of the Fund. Insurance Company agrees promptly to notify the Fund of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Funds or Contracts or the operation of the Separate Account.

9.6 No party shall be liable under this Article IX with respect to any losses, claims, damages or liabilities to which an indemnified party would otherwise be subject by reason of such party's willful misfeasance, bad faith, or gross negligence in the performance of such party's duties or by reason of such party's reckless disregard of its obligations or duties under this Agreement.

                                    ARTICLE X
                          COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2     This Agreement shall terminate without penalty:

         a. As to any Participating Fund, at the option of Insurance Company or the Participating Fund at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the respective Participating Fund and Insurance Company;

         b. As to any Participating Fund, at the option of Insurance Company, if Shares of that Participating Fund are not reasonably available to meet the requirements of the Contracts as determined by Insurance Company. Prompt notice of election to terminate shall be furnished by Insurance Company, said termination to be effective ten days after receipt of notice unless the Participating Fund makes available a sufficient number of Shares to meet the requirements of the Contracts within said ten-day period;

         c. As to a Participating Fund, at the option of Insurance Company, upon the institution of formal proceedings against that Participating Fund by the

                  Commission, NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company's reasonable judgment, materially impair that Participating Fund's ability to meet and perform the Participating Fund's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurance Company with said termination to be effective upon receipt of notice;

         d. As to a Participating Fund, at the option of each Participating Fund, upon the institution of formal proceedings against Insurance Company by the Commission, NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Participating Fund's reasonable judgment, materially impair Insurance Company's ability to meet and perform Insurance Company's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by such Participating Fund with said termination to be effective upon receipt of notice;

         e. As to a Participating Fund, at the option of that Participating Fund, if the Participating Fund shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of that Participating Fund or Dreyfus, such Participating Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Participating Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

         f. As to a Participating Fund, at the option of Insurance Company, if Insurance Company shall determine, in its sole judgment reasonably exercised in good faith that the Participating Fund has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operations of Insurance Company or its Separate Account, the Insurance Company shall notify the Participating Fund in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Participating Fund and any other changes in circumstances since the giving of such notice, such determination of Insurance Company shall continue to apply to the sixtieth

                  (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

         g. As to a Participating Fund, upon termination of the Investment Advisory Agreement between that Participating Fund and Dreyfus or its successors unless Insurance Company specifically approves the selection of a new Participating Fund investment adviser. Such Participating Fund shall promptly furnish notice of such termination to Insurance Company;

         h. As to a Participating Fund, in the event that Shares of the Participating Fund are not registered, issued or sold in accordance with applicable federal or state law, or such law precludes the use of such Shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company. Termination shall be effective immediately as to that Participating Fund only upon such occurrence without notice;

         i. At the option of a Participating Fund upon a determination by its Board in good faith that it is no longer advisable and in the best interests of shareholders of that Participating Fund to continue to operate pursuant to this Agreement. Termination pursuant to this Subsection (i) shall be effective upon notice by such Participating Fund to Insurance Company of such termination;

         j. At the option of a Participating Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code (subject to Sections 2.5 and 2.7), or if such Participating Fund reasonably believes that the Contracts may fail to so qualify;

         k. At the option of any party to this Agreement, upon another party's breach of (and failure to cure) any material provision of this Agreement;

         l. At the option of a Participating Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law;

         m. At the option of Insurance Company in the event a Participating Fund ceases to qualify as a regulated investment company under Subchapter M or fails to comply with Section 817(h) diversification requirements, or if Insurance Company reasonably believes that such Participating Fund may fail to so qualify or comply; or

         n. Upon assignment of this Agreement, unless made with the written consent of every other non-assigning party.

         Any termination of this Agreement shall not affect the operation of Articles V and IX of this Agreement.

10.3     Notwithstanding any termination of this Agreement pursuant to Section
         10.2 hereof, each Participating Fund and Dreyfus may, at the option of Insurance Company, continue to make available additional Shares of that Participating Fund pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in that Participating Fund, redeem investments in that Participating Fund and/or invest in that Participating Fund upon the making of additional purchase payments under the Existing Contracts. If such Shares of the Participating Fund continue to be made available after such termination, the provisions of this Agreement shall remain in effect.

10.4 Termination of this Agreement as to any one Participating Fund shall not be deemed a termination as to any other Participating Fund unless Insurance Company or such other Participating Fund, as the case may be, terminates this Agreement as to such other Participating Fund in accordance with this Article X.

                                   ARTICLE XI
                                   AMENDMENTS

11.1 Any other changes in the terms of this Agreement, except for the addition or deletion of any Participating Fund or class of Shares of a Participating Fund as specified in Exhibit A, shall be made by agreement in writing between Insurance Company and each respective Participating Fund.

                                   ARTICLE XII
                                     NOTICE

12.1 Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties at the following addresses or at such other address as such party may from time to time specify in writing to the other party:

         Insurance Company:    Merrill Lynch Life Insurance Company
                               1300 Merrill Lynch Drive, 2nd Floor
                               Pennington, NJ  08534
                               Attn:  Edward W. Diffin, Jr.


         Participating Funds:  Dreyfus Variable Investment Fund
                               c/o The Dreyfus Corporation
                               200 Park Avenue
                               New York, New York  10166
                               Attn: General Counsel
         with copies to:       Stroock & Stroock & Lavan LLP
                               180 Maiden Lane
                               New York, New York  10038-4982
                               Attn:  Lewis G. Cole, Esq.
                               Stuart H. Coleman, Esq.

         Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

                                  ARTICLE XIII
                                  MISCELLANEOUS

13.1 This Agreement has been executed on behalf of each Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, trustee, officer or shareholder of the Fund individually. It is agreed that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

13.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of Contractholders and Participants and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information has come into the public domain.

13.3 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Arkansas Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable contract operations of Insurance Company are being conducted in a manner consistent with the Arkansas variable contract laws and regulations and any other applicable law or regulations.

                                   ARTICLE XIV
                                       LAW

14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

                                   ARTICLE XV
                               FOREIGN TAX CREDITS

15.1 Each Participating Fund agrees to consult in advance with Insurance Company concerning any decision to elect or not to pass through the benefit of any foreign tax credits to the Participating Fund's shareholders pursuant to Section 853 of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

                                       MERRILL LYNCH LIFE INSURANCE COMPANY

                                       By:      ____________________________

                                       Name:    Edward W. Diffin, Jr.

                                       Its:     Vice President & Senior Counsel

Attest:_____________________


                                       DREYFUS VARIABLE INVESTMENT FUND

                                       By:      ____________________________

                                       Name:    ____________________________

                                       Its:     ____________________________
Attest:_____________________


                                       THE DREYFUS CORPORATION

                                       By:________________________________

                                       Name:______________________________

                                       Its:_________________________________
Attest:______________________

                                    EXHIBIT A

                          LIST OF PARTICIPATING FUNDS


Fund Name                                Share Class
---------                                -----------
Dreyfus Variable Investment Fund

     - Appreciation Portfolio            Service Shares